Exhibit 99.1

Pacific Capital Bancorp Announces Appointment of New Chief Financial Officer

SANTA BARBARA, Calif.--(BUSINESS WIRE)--July 15, 2010--Pacific Capital Bancorp (Nasdaq: PCBC), a community bank holding company, announced the appointment of Mark K. Olson as Chief Financial Officer of Pacific Capital Bancorp and Pacific Capital Bank, N.A. Mr. Olson takes over for Donald Lafler, who has been serving as Interim Chief Financial Officer since January 26, 2010.

“On behalf of the Company and me, personally, I extend sincere appreciation to Don, a deeply respected colleague and friend, for returning from his retirement to serve as Interim Chief Financial Officer as we recruited for this very key position,” said George S. Leis, Pacific Capital Bancorp President & CEO. “Don’s long history with our Company coupled with his finance expertise have been exceptionally important to us these past months.”

Mr. Olson, 47, has more than 20 years of financial services industry experience. He held a number of senior financial management positions prior to joining Pacific Capital Bancorp. Most recently, Mr. Olson served as Vice President and Finance Director at Goldman Sachs Bank, USA, a commercial banking subsidiary of Goldman Sachs Group, Inc., the fifth largest bank holding company in the United States.

“Mark is an outstanding addition to our senior management team,” said George Leis, President and CEO of Pacific Capital Bancorp. “He possesses a well rounded skill set and has extensive experience managing the finance departments of highly successful organizations. We believe Mark will be very instrumental in helping us achieve our future strategic and financial objectives.”

About Pacific Capital Bancorp

Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 48 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank and First Bank of San Luis Obispo. The Company’s website is www.pcbancorp.com.

Photos/Multimedia Gallery Available: http://www.businesswire.com/cgi-bin/mmg.cgi?eid=6361693&lang=en

CONTACT:
Pacific Capital Bancorp
Debbie Whiteley, Executive Vice President, Investor Relations
805-884-6680
debbie.whiteley@pcbancorp.com
or
Financial Profiles
Tony Rossi, 310-478-2700 ext. 13
trossi@finprofiles.com